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                                                                      EXHIBIT 5

(214) 969-1700

                                 April 21, 1997


Brigham Exploration Company
5949 Sherry Lane
Suite 1616
Dallas, Texas 75224

Ladies and Gentlemen:

       We have acted as counsel for Brigham Exploration Company, a Delaware corporation (the "Company"), in connection with the preparation of the Company's Registration Statement on Form S-1 (Registration No. 333-22491), as amended (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed offering of 3,000,000 shares (the "Shares") of the Company's common stock, par value $.01 per share (the "Common Stock"), together with 450,000 additional shares (the "Additional Shares") of Common Stock (including 95,238 shares being offered by stockholders of the Company) subject to the underwriters' over-allotment option as described in the Registration Statement.

       In connection with the foregoing, we have examined the originals or copies, certified or otherwise authenticated to our satisfaction, of the Registration Statement and such corporate records of the Company, certificates of public officials and of officers of the Company, and other agreements, instruments and documents as we have deemed necessary as a basis for the opinions hereinafter expressed. Where facts material to the opinions hereinafter expressed were not independently established by us, we have relied upon the statements of officers of the Company, where we deemed such reliance appropriate under the circumstances.

       Based upon the foregoing and in reliance thereon, and subject to the assumptions and qualifications hereinafter specified, it is our opinion that:

       1. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware.

       2. Upon (a) the taking of action by the duly authorized Pricing Committee of the Board of Directors of the Company to determine the price at which the Shares and Additional Shares are to be sold under the Underwriting Agreement and (b) the sale of the Shares and the Additional Shares in accordance with the terms of the Underwriting Agreement for the price so determined, the Shares and any Additional Shares will be duly authorized by all necessary corporate action on the part of the Company, validly issued, fully paid and nonassessable.

       We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.


                                         Respectfully submitted,

                                         THOMPSON & KNIGHT,
                                         A Professional Corporation



                                         By:   /s/  JOE DANNENMAIER
                                            ------------------------------
                                            Joe Dannenmaier, Attorney